Exhibit 10.8

June 1, 2016

Uma Sinha, Ph.D.

Dear Uma,

Eidos Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Scientific Officer. Effective as of June 1, 2016, you will report to the Company’s CEO and you shall have such powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”) or the President, provided that such duties are consistent with the position of Chief Scientific Officer or other positions that you may hold from time to time. This is initially a part-time position and you will be required to devote 3 days per week to the business and affairs of the Company. During your employment with the Company, you will not engage in any outside employment, consulting or other business activity (whether full-time or part-time) without the Company’s written consent, which shall not be unreasonably withheld, other than the for profit and non-profit consulting activities in which you currently engage (which have been previously disclosed to the Company), or any work for BridgeBio Pharma, LLC (“BridgeBio”) under that certain letter agreement dated June 10, 2016, provided that such consulting activities or future work for a non-profit do not materially interfere with your performance of duties to the Company under this letter agreement. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. The Company will pay you a starting salary beginning as of June 1, 2016 at the annual rate of $300,000, payable in accordance with the Company’s standard payroll schedule and subject to tax-related deductions and withholdings. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Employee Benefits. You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time (including, without limitation, any group health care plan when established), subject to the terms of such plans. If a group plan is not established or to the extent that you are not eligible to participate in such plan once established, the Company will reimburse the cost of your COBRA insurance or individual insurance plan until a group plan is set up in which you are eligible.

4. Stock Award. Subject to the approval of the Board, you will be issued a stock award consisting of 95,480 shares of the Company’s Common Stock (the “Stock Award”) (this amount is equal to approximately 0.95% of the Company’s fully-diluted equity as of the date of issuance, assuming the purchase of an aggregate of $8,000,000 in the Company’s Series Seed Preferred Stock by BridgeBio at a purchase price of $1.3248 per share) at a purchase price per share equal to 100% of the fair market value of the Company’s Common Stock on the issuance date, as determined by the Board or the Compensation Committee, which determination and issuance dates shall occur as promptly as practicable following your acceptance of this offer. The shares issued under the Stock Award will be subject to the terms and conditions applicable to awards granted under the Eidos Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable stock award agreement, copies of which have been provided to you. The shares issued under the Stock Award will be fully vested upon issuance; provided, that in the event of any termination of your continuous service relationship with the Company, the Company shall have the option to repurchase the shares issued under the Stock Award at the fair market value of such shares on the date of repurchase (as determined under the Plan) (the “Repurchase Right”); provided, however, that the Repurchase Right shall lapse as to 25% of the shares after 12 months of your continuous service for the Company, commencing as of June 1, 2016, and the Repurchase Right shall lapse as to the remaining 75% of the shares in equal monthly installments over the next 36 months of your continuous service for the Company, as described in the applicable stock award agreement.

5. Employee Confidentiality and Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on June 30, 2016. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Should you accept this offer, your start date of employment will be June 1, 2016 or any other date agreed upon between you and the Company.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Neil Kumar
Neil Kumar
CEO
EIDOS THERAPEUTICS, INC.

I have read and accept this employment offer:

/s/ Uma Sinha
Uma Sinha Ph.D.

Effective as of June 1, 2016

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

2

Exhibit A

Proprietary Information and Inventions Agreement

Exhibit not included

May 24, 2018

Uma Sinha, Ph.D.

Re: Amendment to Offer Letter

Dear Uma,

Reference is made to your offer letter dated June 1, 2016 (the “Offer Letter”). Eidos Therapeutics, Inc. (the “Company”) has agreed to amend the Offer Letter to provide you with certain additional benefits described below.

Severance. In the event your employment is terminated by the Company (or its acquirer or successor) without Cause (as defined in the Eidos Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”) or if you resign for Good Reason (as defined below) within one (1) month before or twelve (12) months after a Change in Control (as defined in the Plan), subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, you will be entitled to be paid a lump sum payment equal to nine (9) months of your then-current base salary, an amount equal to your target bonus for the year in which your employment was terminated (pro-rated in the case of any partial year during which you were employed by the Company) and nine (9) months of COBRA reimbursement for you and your dependents if you were participating in the Company’s group health plan immediately prior to the termination date and elect COBRA health continuation (the “Change in Control Severance”). In the event you are terminated by the Company without Cause or if you resign for Good Reason other than in connection with a Change in Control as described above, subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, you will be entitled to be paid a lump sum payment equal to six (6) months of your then-current base salary, an amount equal to your target bonus for the year in which your employment was terminated (pro-rated in the case of any partial year during which you were employed by the Company) and six (6) months of COBRA reimbursement for you and your dependents if you were participating in the Company’s group health plan immediately prior to the termination date and elect COBRA health continuation (the “Severance”). If the 60-day period following the termination date begins in one calendar year and ends in a second calendar year, the Change in Control Severance or the Severance, as the case may be, shall be paid in the second calendar year and no later than the last day of such 60-day period. Furthermore, to the extent you become eligible for health benefits under a subsequent employer’s health plan within six (6) months of your termination date, you agree to return a pro-rated amount of the COBRA reimbursement to the Company (or its acquirer or successor) within sixty (60) days from when you first become eligible to participate in the subsequent employer’s health plan. For purposes of this agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties, (ii) a diminution of over twenty-five (25%) percent in your salary or bonus potential or (iii) a change of more than twenty-five (25) miles in the geographic location at which you provide services to the Company. “Good Reason Process” shall mean that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred, (ii) you provide the Company written notice that such an event has occurred within thirty (30) days of the first occurrence of such condition, (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist, and (v) you terminate your employment within thirty (30) days after the end of the Cure Period.

The remainder of your offer letter will remain unchanged.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Neil Kumar
Neil Kumar
CEO
Eidos Therapeutics, Inc.

I have read and accept this employment offer:

/s/ Uma Sinha
Uma Sinha, Ph.D.

Dated: May 24, 2018